                                                                      EXHIBIT 25

                               DISTRIBUTION PLAN
                               -----------------
                          (As Amended April 2, 1990)

     This Plan (the "Plan") constitutes the Distribution Plan of U.S. BOSTON INVESTMENT COMPANY, a Massachusetts business trust (the "Trust").

     Section 1. The Trust will pay to U.S. BOSTON CAPITAL CORPORATION: a
     ----------
Massachusetts corporation which acts as the principal distributor of the Trust's shares (the "Distributor"), a monthly fee at the annual rate of 0.5% of the average net asset value of shares (excluding Class A shares) held in shareholder accounts opened during the period the Plan is in effect ("Qualified Accounts"), as determined at the close of each business day during the month, for acting as principal distributor.

     In addition to the above-described fee, the Trust shall pay, or reimburse the Distributor for, the cost of the preparation and printing of Trust prospectuses and shareholders' reports used by it in the sale of Trust shares, provided that total distribution expenses permitted pursuant to this Section 1,
--------
including the Distributor's monthly fee, shall not exceed, for any fiscal year, 0.6% of the average net asset value of Qualified Accounts.

     Section 2. This Plan shall not take effect until it has been approved by a
     ----------
vote of at least a majority of the outstanding voting securities of the Trust.

     Section 3.  This Plan shall not take effect until it has been approved,
     ----------
together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the "Act") or the rules regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Qualified Trustees of the Trust cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

     Section 4. This Plan shall continue in effect for a period more than one
     ----------
year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan's
Section 3.

     Section 5. Any person authorized to direct the and disposition of monies
     ----------
     paid or payable by the Trust pursuant to this Plan or any related agreement shall Provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so extended and the purposes for which such expenditures were made.

     Section 6. This Plan may be terminated at any time by vote of a majority of
     ----------
the Qualified Trustees, or by vote of a majority of the Trust's outstanding voting securities.

     Section 7. All agreements with any person relating to Implementation of
     ----------
this Plan shall be in writing, and any agreement related to this Plan shall provide:

     A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the Trust's outstanding voting securities, on not more than 60 days' written notice to any other party to the agreement; and That such agreement shall terminate automatically in the event of its assignment.

     Section 8. This Plan may not be amended to increase materially the amount
     ----------
of distribution expenses permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding voting securities of the Trust, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3.

     Section 9.  (a) As used in this Plan, the term "Qualified Trustees" shall
     ----------
mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it. For so long as this Plan is in effect, selection and nomination of those Trustees of the Trust who are not interested persons of the Trust shall he committed to the discretion of such is interested Trustees.

     (b) As used in this Plan, the terms "assignment" and "interested person" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.